Exhibit 10.13
THIS 15% UNSECURED PROMISSORY NOTE (THIS “NOTE”) IS SUBORDINATED TO THE COMPANY’S REPAYMENT OBLIGATIONS TO MERRILL LYNCH CAPITAL. THE TERMS OF REPAYMENT UNDER THIS NOTE SHALL BE SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT AMONG THE COMPANY, MERRILL LYNCH CAPITAL AND THE UNDERSIGNED.
ALSIUS CORPORATION,
a California corporation
15% UNSECURED PROMISSORY NOTE
Due March 31, 2008

Total Principal Amount: Up to $1,500,000	June 12, 2007
     FOR VALUE RECEIVED, ALSIUS CORPORATION, a California corporation (the “Company”), hereby promises to pay to the undersigned holder (the “Holder”), or its registered assigns, the principal amount advanced to the Company hereunder, up to the total principal amount stated above plus accrued interest as provided herein.
     1. (a) Funding. The Holder will advance funds under this Note to the Company as follows:
          $750,000 on June 12, 2007 (the “First Installment”)
          $750,000 on July 5, 2007 (the “Second Installment”), if the Company requests by written notice to the Holder by 5 p.m. EST on June 29, 2007.
     The First Installment and Second Installment are each referred to as an “Installment.” If the Company increases the amount of the Bridge as set forth above, this Note shall be automatically amended, without any further action on the part of the Holder, to include such additional amount. After the First Installment, the Holder must advance the Second Installment, if applicable, to the Company no later than the funding date set forth above. The Holder will not be obligated to make any further advances if prior to the funding of an Installment an Event of Default (as defined in Section 2 hereof) has occurred and is continuing. The Holder shall make advances hereunder by wire transfer to the Company to an account designated by the Company in such draw notice.
     Upon the funding of each Installment, a fee equal to 7.5% of the principal borrowed in such Installment will be payable by the Company to the Holder and the Holder shall withhold such fee from each Installment funded to the Company.
     The rights of repayment of the holder of this Note are subordinated to the right of Merrill Lynch Capital, a lender to the Company, to be repaid all principal, interest, expenses and other amounts owed to such lender. The Company’s indebtedness to Merrill Lunch Capital is currently approximately $10 million in principal plus accrued interest. Under

Section 16 hereof, the Holder agrees to sign a subordination agreement reasonably acceptable to Merrill Lynch Capital prior to funding the First Installment.
          (b) Maturity; Repayment. Repayment of this Note will be made in lawful money of the United States of America at the address of the Holder set forth on the signature page hereto, or at such other place as the Holder may designate in writing. The principal advanced hereunder will be due and payable on the earliest to occur of (i) March 31, 2008 (the “Maturity Date”) or (ii) an Event of Default (as hereinafter defined). Interest will accrue on the unpaid principal sum at a rate of fifteen percent (15%) simple annual interest, not compounded (e.g. $308.22 per diem if the principal advanced is $750,000 and $616.44 per diem if the principal advanced is $1,500,000) and shall be paid at least monthly. Prepayment of principal and accrued interest may be made in whole or in part from time to time without penalty in minimum payments of $125,000 in principal plus accrued interest on the principal repaid.
          (c) Ranking. The indebtedness represented by this Note shall be senior to a series of 8% unsecured convertible promissory notes held by certain venture capital investors of the Company (such notes currently are outstanding in a total of approximately $10,500,000 in principal), and will be subordinate to the Company’s debt to Merrill Lynch Capital pursuant to the subordination agreement required under Section 16 of this Note.
     2. Default. If any of the following events (hereafter called “Events of Default”) occurs:
          (a) If the Company defaults in the payment of any principal or accrued interest due under this Note after the same becomes due and payable, whether at maturity or by acceleration or otherwise; or
          (b) If the Company makes a general assignment for the benefit of creditors; or
          (c) If the Company files a voluntary petition in bankruptcy, or becomes insolvent or adjudicated bankrupt, or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or other applicable federal, state or other statute, law or regulation, or files any answer admitting the material allegation of a petition filed against the Company in such proceeding, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, or the Company commences the winding up or the dissolution or liquidation of the Company; or
          (d) If, within twenty-one (21) days after a court of competent jurisdiction has entered an order, judgment or decree approving any complaint or petition against the Company seeking reorganization, dissolution or similar relief under the present or any future federal bankruptcy act or other applicable federal, state or other statute, law or regulation, such order, judgment or decree has not been dismissed or stayed pending appeal, or if, within twenty-one (21) days after the appointment, without the consent or acquiescence of the Company, of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment has not been vacated or stayed pending appeal, or if, within sixty (60) days after the expiration of any such stay, such appointment has not been vacated;
          (e) If the Company defaults in the payment of any amount in excess of $1,000 after the same becomes due to any third party;
          (f) If any of the representations, warranties or covenants of the Company set forth in Section 3 is not true as the date hereof or at any date up to the final Repayment of principal and payment of any accrued interest thereon.
               then, and in each and every such case, the Holder, may by written notice to the Company declare all amounts under this Note and all other Note to be forthwith due and payable (except that, in the case of an Event of Default under either Section 2(b), Section 2(c) or Section 2(d) hereof, this Note will become immediately due and payable without notice) and thereupon the balance will become so due and payable, without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived. The Company will give prompt written notice to the Holder of the occurrence or the approval by the Company or its Board of Directors of any and all of the foregoing events.
     3. Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants that:
          (a) Organization, Good Standing, Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted, to execute and deliver this Note, and to carry out the provisions of this Note. The Company is qualified to transact business as a foreign corporation and is in good standing under the laws of California and under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that failure to so qualify would not have a material adverse effect on the Company, the Holder or any creditor of the Company.
          (b) Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Note, the performance of all obligations of the Company hereunder and thereunder at the closing of the bridge financing of which this Note is a part (the “Closing”), and this Note constitutes the valid and legally binding obligations of the Company (in particular those obligations of the Company pursuant to the 8% convertible promissory notes referred to in Section 1(c) above), enforceable in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.
          (c) Compliance With Other Instruments. The execution, delivery and performance by the Company of this Note, and the consummation of the transactions contemplated hereby and thereby will not (i) result in any violation or default of any provision of its articles of incorporation or bylaws, (ii) result in a violation or default in any material respect of any provision of any mortgage, agreement, instrument or contract (in particular those obligations of the Company pursuant to the 8% convertible promissory notes referred to in Section 1(c) above) to which it is a party or by which it is bound or, to the best of its knowledge, of any federal or state judgment, order, writ, decree, statute, rule or regulation applicable to the Company, or (iii) constitute, with or without the passage of time or giving of notice, an event that results in the creation of any material lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties.
     4. Representations, Warranties and Covenants of the Holder. The Holder hereby represents and warrants that:
          (a) Authorization. The Holder has full power and authority to enter into this Note, and this Note constitutes the valid and legally binding obligations of the Holder, enforceable in accordance with its terms.
          (b) Disclosure of Information. The Holder has received all the information the Holder considers necessary or appropriate for deciding whether to enter into this Note.
          (c) Covenant of the Holder. The Holder agrees to execute and deliver such documents and agreements as may be reasonably requested from time to time by the Company to carry out the obligations hereunder.
     5. Assignment. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto. Any transfer of this Note will be effected only by surrender of this Note to the Company and reissuance of a new note to the transferee. The Holder and any subsequent holder(s) of this Note receive this Note subject to the foregoing items and conditions, and agree to comply with the foregoing terms and conditions for the benefit of the Company. The Company hereby consent to any assignment of the Note to any subsequent holder(s) in accordance with the foregoing terms.
     6. Expenses. Irrespective of whether the Closing is effected, the Company and the Holder will be solely responsible for paying its own costs and expenses with respect to the negotiation, execution, delivery and performance of this Note.
     7. Notices. Any notice, request or other communication required or permitted hereunder will be in writing and will be deemed to have been duly given (i) when received, if personally delivered, faxed, sent by nationally recognized courier or U.S. Mail return-receipt requested, or (ii) on the third business day after deposit in the U.S. Mail, if sent by first-class mail, in any such case to the address of the Holder set forth on the signature page hereto and to the Company at Alsius Corporation, 15770 Laguna Canyon Road, Suite 150, Irvine, California 92619, Attention: President. Any party hereto may by notice so given change its address for future notice hereunder.
     8. No Shareholder Rights. Nothing contained in this Note will be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the

Company or any other matters or any rights whatsoever as a shareholder of the Company; and no dividends will be payable or accrued in respect of this Note.
     9. Note Register. This Note is transferable only upon the books of the Company which it will cause to be maintained for such purpose, a copy of which shall be provided to the Holder and which may only be amended with respect to this Note upon the reissuance of this Note in accordance with an assignment pursuant to Section 5 above. The Company may treat the registered holder of this Note as he, she or it appears on the Company’s books at any time as the Holder for all purposes.
     10. Loss, Etc., of Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and of indemnity reasonably satisfactory to the Company if lost, stolen or destroyed, and upon surrender and cancellation of this Note if mutilated, the Company will execute and deliver to the Holder a new note of like date, tenor and denomination.
     11. Amendment, Waiver, Etc. The terms of this Note may be amended or waived only upon the written agreement of the Company and the Holder; provided, however, that no amendment to this Note shall be effective if such amendment violates any of the terms of the Subordination Agreement (as hereinafter defined).
     12. Heading; References. All headings used herein are used for convenience only and will not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.
     13. Governing Law. This Note will be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws provisions.
     14. Severability. If any provision or set of provisions of this Note (or any portion thereof) is held by an arbitrator or court of competent jurisdiction to be invalid, illegal or unenforceable for any reason whatever: (a) such provision will be limited or modified in its application to the minimum extent necessary to avoid the invalidity, illegality or unenforceability of such provision and such modified provision will be reduced to a writing and signed by the parties hereto; (b) the validity, legality and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby; and (c) to the fullest extent possible, the provisions of this Note will be construed so as to give effect to the intent manifested by the provision (or portion thereof) held invalid, illegal or unenforceable.
     15. Miscellaneous. The Company hereby waives presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.
     16. Merrill Lynch Subordination. The Holder agrees to sign such reasonable subordination agreement (the “Subordination Agreement”) as is required by Merrill Lynch Capital, to memorialize the subordination by the Holder of its right to be repaid to the repayment rights of Merrill Lynch Capital under its loan agreements with the Company.
[Signatures on Following Page]

     IN WITNESS WHEREOF, the undersigned have caused this 15% Unsecured Promissory Note to be executed by the undersigned as of the date first set forth above.

ALSIUS CORPORATION,
a California corporation

By:	/s/ William J. Worthen
William J. Worthen
President and Chief Executive Officer

HOLDER:

Cheyne Leverage Fund L.P.

By:	/s/ Andrew Galloway

Name: Andrew Galloway

Title: Director

Address: c/o Cheyne Capital Management (UK) LLP
Stornoway House
13 Cleveland Row
London, SWIA 1DH, England
Fax:

Phone: